Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF DETERMINATION OF
HUDSON RESPIRATORY CARE INC.

Charles A. French and Patrick Yount certify that:

1.          They are the duly elected and acting President and Secretary, respectively, of Hudson Respiratory Care Inc., a California corporation (the “Corporation”).

2.          The first sentence of section (a) of the Amended and Restated Certificate of Determination of the Corporation (the “Certificate of Determination”) is hereby deleted and replaced in its entirety with the following:

“The designation of such series of Preferred Stock is the 11 ½ % Senior PIK Preferred Stock due 2010, $.01 par value, (the “Senior PIK Preferred Stock”), and the number of shares of such Senior PIK Preferred Stock is 800,000.”

3.          The last two sentences of section (d)(i) of the Certificate of Determination of the Corporation are hereby deleted and replaced in their entirety with the following:

“Any dividend on the Senior PIK Preferred Stock payable pursuant to this paragraph (d)(i) on or prior to April 15, 2004 shall be, at the option of the Company, payable (1) in cash or (2) through the issuance of a number of additional shares (including fractional shares) of Senior PIK Preferred Stock (the “Additional Shares”) equal to the dividend amount divided by the Liquidation Preference of such Additional Shares. With respect to dividends payable after April 15, 2004, all dividends shall be payable solely in cash.”

4.          Section (g)(ii)(A)(1) of the Certificate of Determination of the Corporation is hereby deleted and replaced in its entirety with the following:

“dividends on the Senior PIK Preferred Stock are in arrears and unpaid and, in the case of dividends payable after April 15, 2004, are not paid in cash for six or more Dividend Periods (whether or not consecutive) (a “Dividend Default”);”

5.          The above amendment of the Certificate of Determination has been approved by the Board of Directors of the Corporation.

6.          The foregoing amendment of the Certificate of Determination has been duly approved by the required vote of the shareholders of each class of stock of the Corporation in accordance with Section 903 of the California Corporations Code. The total number of outstanding shares of each class entitled to vote with respect to the amendment was 10,654,293 Common shares, 526,028 Senior PIK Preferred shares and 3,000 Junior Preferred shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the common shares, more than 50% of the Senior PIK Preferred Shares and more than two-thirds of the Junior Preferred Shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Los Angeles, California on May 20, 2003.

/s/ CHARLES A. FRENCH

Charles A. French, President /s/ PATRICK YOUNT

Patrick Yount, Secretary